Exhibit 99.1

    TSX, NYSE American

    Symbol: TMQ

News Release

Trilogy Approves Entering into Development Funding Agreement with the Alaska Industrial Development and Export Authority

February 11, 2021 - Vancouver, British Columbia – Trilogy Metals Inc. (TSX/NYSE American: TMQ) (“Trilogy” or the “Company”) has provided approval for Ambler Metals LLC (“Ambler Metals”), the joint venture operating company equally owned by Trilogy and South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY) (“South32”), to enter into an Ambler Access Development Agreement with the Alaska Industrial Development and Export Authority (“AIDEA”).

The Ambler Access Development Agreement defines how AIDEA and Ambler Metals will work cooperatively together on the pre-development work for the Ambler Access Project to address funding and oversight of the project’s feasibility and permitting activities until the parties reach a decision on the construction of the project by the end of 2024 at the latest. The cost of the pre-development work and activities will be paid 50% by AIDEA and 50% by Ambler Metals based on an annually agreed program and budget.

Under the Ambler Access Development Agreement, Ambler Metals and AIDEA agree to contribute up to $35 million each for pre-development costs of the Ambler Access Project through December 31, 2024. This proposed Development Agreement follows upon and is consistent with both the Interim Funding Agreement agreed to by AIDEA and Ambler Metals for pre-development work done on the project in 2020 and with the Memorandum of Understanding (MOU) between the parties signed on July 3, 2020.

On January 6, 2021, AIDEA signed agreements for Right-of-Ways for the Ambler Access Project with the United States Bureau of Land Management (“BLM”) and the National Park Service (“NPS”). The agreements grant a 50-year right-of-way on federally owned and managed land by the federal agencies for the future development of the Ambler Access Project.

On July 23, 2020, the BLM issued the Joint Record of Decision (“JROD”) for the Ambler Access Project that authorizes a right-of-way across federally managed lands to AIDEA. The northern or “A” route, which is being considered for a 211-mile-long controlled industrial access road in the southern Brooks Range foothills to the Ambler Mining District, was selected as part of the decision. Along with the JROD, a Section 404 Permit, which is governed by the Clean Water Act (“CWA”), was issued by the United States Army Corps of Engineers (“USACE”) to AIDEA.

Tony Giardini, President and CEO of Trilogy, commented, “I would again like to commend the leadership of AIDEA and Ambler Metals for the incredibly hard work that they have invested in moving the Ambler Access Project forward. I am also extremely pleased at the commitment by the State of Alaska and AIDEA in their determined effort in making this road a reality. The completion of this agreement marks another step to the eventual construction of this road which will have a significant benefit to the people of Alaska.”

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The Alaska Industrial Development and Export Authority is a public corporation of the State of Alaska. AIDEA’s purpose is to promote, develop and advance the general prosperity and economic welfare of the people of Alaska.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the Upper Kobuk Mineral Projects (“UKMP”) in northwestern Alaska. On December 19, 2019, South32, which is a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic volcanogenic massive sulphide (“VMS”) deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within land package that spans approximately 172,636 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Company Contacts

Patrick Donnelly

Vice President, Corporate Communications & Development

patrick.donnelly@trilogymetals.com

604-630-3569

604-638-8088 or 1-855-638-8088

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to the permitting and construction of the Ambler Mining District Industrial Access Project, the timing thereof and the merits of the UKMP are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, or “should” occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company’s expectations include the uncertainties involving whether the Alaska Industrial Development and Export Authority will build the AMDIAP; success of exploration activities, permitting timelines, requirements for additional capital, government regulation of mining operations, environmental risks, prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended November 30, 2019 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company’s

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forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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